Exhibit 10.12

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 29th day of April, 2011, by and between BMR-34790 ARDENTECH COURT LLC, a Delaware limited liability company (“Landlord”), and ZOSANO PHARMA, INC., a Delaware corporation formerly known as The Macroflux Corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of May 1, 2007, as amended by that certain First Amendment to Lease dated as of June 20, 2008, and that certain Second Amendment to Lease dated as of October 16, 2008 (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 34790 Ardentech Court in Fremont, California (the “Building”);

B. WHEREAS, Tenant is in Default under the Lease and has asked Landlord to restructure Rent payments under the Lease; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein.

2. Deferral of Rent Obligations. The amounts set forth on Exhibit A (the “Deferred Payments”) are the amounts payable by Tenant to Landlord pursuant to the terms of the Lease for the months of November 2010 through July 2011 (the “Deferral Period”) for Basic Annual Rent, Operating Expenses and utilities, and for repayment of all applicable portions of the Total TI Allowance. Notwithstanding anything in the Lease to the contrary, the Deferred Payments shall not be due and payable by Tenant (and such non-payment of the Deferred Payments shall not constitute a Default under the terms of the Lease or result in any late charges or additional payments pursuant to Section 24 of the Lease); provided that Tenant issues to BioMed Realty, L.P., the sole member of Landlord, as of the date hereof a Convertible Unsecured Promissory Note (“Note”) in the form attached as Exhibit B hereto and a Warrant to Purchase Shares of Preferred Stock (“Warrant”) in the form attached as Exhibit C hereto and does not default thereunder. In the event that Tenant prepays the Note in full prior to July 31, 2011, in accordance with the terms thereof, Tenant shall resume paying the Deferred Payments to Landlord for any months during the Deferral Period for which the applicable Deferred Payments were not added to the principal amount of the Note prior to such prepayment in accordance with the terms thereof.

3. Initial Note Value. The parties acknowledge that the Note shall initially have a principal amount of One Million Eighty-Seven Thousand Five Hundred Three and 59/100 Dollars ($1,087,503.59), which amount represents (a) the Deferred Payments for November 2010 through March 2011, less (b) a credit to Tenant equal to the difference between (i) Two Hundred Seventy Thousand One Hundred Sixty and 63/100 Dollars ($270,160.63) as a 2010 year-end adjustment for Taxes and Property Management Fee minus (ii) the sum of (A) Ninety-Two Thousand Five Hundred Dollars ($92,500) (the “Holdback Amount”) for the Maintenance Obligations (as defined below) plus (B) Seventy-Five Thousand Three Hundred Forty-Three and 72/100 Dollars ($75,343.72) for expenses owed by Tenant pursuant to the Lease through April 30, 2011, for Taxes, Property Management Fee, Insurance Costs and other Additional Rent. Such principal amount shall be subject to increase in accordance with the terms of the Note.

4. Deferred Maintenance. Notwithstanding anything in the Lease or this Amendment to the contrary, Landlord may, on a one-time basis, (a) perform maintenance on the parking lot, including resealing and restriping, (b) repair rusted areas on the exterior of the Building, (c) replace a chiller condenser coil, (d) repair damage to insulation on hot water plumbing (e.g., cracked pipe elbows) and (e) paint surface rust on exhaust fan housings and various rooftop hot water pump bases and skids (collectively, “Maintenance Obligations”) on a one-time basis, and may pay the costs thereof from the Holdback Amount. Promptly after Landlord’s completion of the Maintenance Obligations, Landlord shall return to Tenant any unused portion of the Holdback Amount.

5. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

6. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

7. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or

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given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference.

8. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-34790 ARDENTECH COURT LLC a Delaware limited liability company

By:	/s/ Greg N. Lubushkin
Name:	Greg N. Lubushkin
Title:	CFO

TENANT:

ZOSANO PHARMA, INC. a Delaware corporation

By:	/s/ John Vuko
Name:	John Vuko
Title:	EVP – CFO

EXHIBIT A

DEFERRED PAYMENTS

Month	11/10	12/10	1/11	2/11	3/11	4/11	5/11	6/11	7/11	Total
Monthly Basic Annual Rent	$146,843.54	$146,843.54	$151,248.84	$151,248.84	$151,248.84	$151,248.84	$151,248.84	$151,248.84	$151,248.84	$1,352,428.96
Additional Rent	$88,477.38	$88,477.38	$88,477.38	$88,477.38	$88,477.38	$88,477.38	$88,477.38	$88,477.38	$88,477.38	$88,477.38
Total Monthly Rent Payment	$235,320.92	$235,320.92	$239,726.22	$239,726.22	$239,726.22	$239,726.22	$239,726.22	$239,726.22	$239,726.22	$2,148,725.38

EXHIBIT B

FORM OF NOTE

EXHIBIT C

FORM OF WARRANT